Exhibit 10.9

THIS SHAREHOLDERS AGREEMENT is made on 8 December 2008

BETWEEN:

(1)	RAMPAGE CHINA LIMITED, a limited liability company incorporated in the Cayman Islands with its registered office located in , (the Company)

(2)	MECOX LANE LIMITED, a limited liability company incorporated in the Cayman Islands with its registered office located at M&C Corporate Services Limited, P.O. Box 309GT, Ugland House, South Church Street, George Town, Grand Cayman, Cayman Islands, (Party A); and

(3)	ICONIX CHINA LIMITED, a limited liability company incorporated in Hong Kong with its registered office located at 12/F., Novel Industrial Building, 850-870 Lai Chi Kok Road, Cheung Sha Wan, Kowloon, Hong Kong (Party B).

(collectively, the Parties and each individually a Party)

WHEREAS:

(A) The Founding Shareholders have agreed to incorporate Rampage China Limited (the Company) for the purpose of holding all of the Equity Securities in the HK Subsidiary which will in turn hold all of the Equity Securities in the Operating Entities.

(B) This Agreement sets out the terms and conditions governing the relationship between Party A and Party B as shareholders of the Company.

IT IS AGREED as follows:

1.	INTERPRETATION

Definitions

1.1	In this Agreement:

Acceptance Period has the meaning set out in Clause 17.10;

Affiliate means, in relation to a person, a corporation, partnership, fund or other entity directly or indirectly Controlling or Controlled by or under direct or indirect common Control with that person;

Agreement means this Shareholders Agreement together with its schedules;

Audit Committee has the meaning set out in Clause 9.18;

Board means the Company’s board of directors;

Board Reserved Matters means those matters set out in Clause 9.11;

Business Day means a day (other than Saturday, Sunday or public holiday) on which banks are generally open in Hong Kong for the transaction of banking business;

Business Plan and Budget means an annual business plan and financial budget (including capital expenditure plan) prepared on a consolidated basis for the Company and each of its Subsidiaries for the upcoming Financial Year;

CEO means the Chief Executive Officer of the Company Group;

CFO means the Chief Financial Officer of the Company Group;

Company means Rampage China Limited, a limited liability company incorporated in the Cayman Islands with its registered office located in -                                                                                                                                                                             .

Company Group means the Company and its Subsidiaries, which includes the HK Subsidiary, the Operating Entities and other Subsidiaries formed from time to time;

Company Group Member means any member of the Company Group;

Competitor means any person or its Affiliates whose primary businesses, in the PRC, consists of the following:

(a)	the business of wholesaling, retailing of women’s fashion apparel;

(b)	the business of operating retail websites for the online sale, marketing and distribution of women’s fashion apparel;

(c)	the business of retailing, marketing and distribution of women’s fashion apparel by mail order and delivery;

(d)	the business of direct retailing and marketing of women’s fashion apparel to consumers through presentations and demonstrations; and

(e)	the business of direct retailing and marketing of women’s fashion apparel to consumers by phone, over web conferencing call or through other multimedia telecommunication tools.

Conditions Precedent has the meaning given in Clause 5;

Confidential Information has the meaning set out in Clause 16.1;

Continuing Party has the meaning set out in Clause 17.7;

Control of an Undertaking exists when a person owns, directly or indirectly through subsidiaries, more than half of the voting power of such Undertaking unless, in exceptional circumstances, it can be clearly demonstrated that such ownership does not constitute “Control”. “Control” also exists when a person owns half or less of the voting power of such Undertaking but possesses:

(a)	power over the exercise of more than half of the voting rights by virtue of an agreement with other investors;

(b)	power to govern the financial and operating policies of such Undertaking under a statute or an agreement;

(c)	power to appoint or remove the majority of the members of the board of directors or equivalent governing body and control of such Undertaking is by that board or body; or

(d)	power to cast the majority of votes at meetings of the board of directors or equivalent governing body and control of such Undertaking is by that board or body;

Convertible Equity Securities means, with respect to any person, any options, warrants or other securities that are directly or indirectly convertible into, or exercisable or exchangeable for, such person’s Equity Securities (whether or not such derivative securities are issued by such person);

Directors means the directors of the Company;

Encumbrance means any mortgage, charge, pledge, lien, assignment, hypothecation, security interest, title retention, right to acquire, option, right of first refusal, right of pre-emption, restriction, third party-right or interest, any type of preferential arrangement (including a title transfer or retention arrangement having similar effect), any other security agreement or arrangement or encumbrance or adverse claim of any kind, or any agreement to create any of the foregoing;

Equity Securities means, with respect to any person, such person’s share capital, membership interests, partnership interests, registered capital, or other ownership interests;

Financial Year has the meaning given in Clause 13.1;

Founding Shareholders means Party A and Party B;

Fully Diluted Basis means calculated on the assumption that all Shares capable of being issued on the exercise of all Convertible Equity Securities of the Company have been issued, irrespective of whether or not such rights are then exercisable.

General Manager shall mean the general manager of each of the Operating Entities;

Governmental Authorities means government or any governmental, quasi-governmental, judicial, public, regulatory, legislative or statutory instrumentality, authority, body, agency, department, bureau or entity in the PRC or any other jurisdiction;

Greater China Area means Mainland China, the Hong Kong Special Administrative Region of the PRC, the Macau Special Administrative Region of Macau and the territory of Taiwan.

HK Subsidiary means a limited liability company to be incorporated in Hong Kong with the Company being the sole shareholder, which shall hold all the Equity Securities in the Operating Entities.

Hong Kong means the Hong Kong Special Administrative Region of the PRC.

IFRS means International Financial Reporting Standards promulgated by the International Accounting Standards Board (IASB) (which includes standards and interpretations approved by the IASB and International Accounting Standards (IAS) issued under previous constitutions), together with its pronouncements thereon from time to time, and applied on a consistent basis;

Independent Auditor has the meaning given in Clause 13.5;

Initial Public Offering means an initial public offering and listing of the ordinary shares of the Company on a reputable international stock exchange (including without limitation the New York Stock Exchange, the main board of the Hong Kong Stock Exchange or NASDAQ Global Market);

Law(s) includes all statutes, enactments, acts of parliament, laws, ordinances, rules, by-laws, regulations, notifications, guidelines policies, directions, directives and orders of any Governmental Authority, statutory authority, tribunal, court or recognised stock exchange and, if applicable, international treaties and regulations;

Losses means all losses, claims, costs (including legal costs) and damages (whether direct, indirect, general or special) and expenses (including Taxation), penalties and interest charges, in each case of any nature whatsoever;

Material Adverse Change means any material adverse change in the financial condition, business, results of operations, properties, assets or prospects of the Company and its Subsidiaries, taken as a whole;

Memorandum and Articles of Association means the Memorandum and Articles reasonably agreed by the Parties and consistent with the applicable terms of this Agreement.;

MIS Reports means reports generated monthly from the management information systems of each business of the Company Group;

Operating Entities means the operating entities to be established by the HK Subsidiary in the PRC to carry on any one or more all of the following businesses:

(a)	providing consulting, advertising, events, research and information services for retail businesses in the PRC;

(b)	wholesaling, retailing of women’s fashion apparel;

(c)	operating retail websites for the online sale, marketing and distribution of women’s fashion apparel;

(d)	retailing, marketing and distribution of women’s fashion apparel by mail order and delivery;

(e)	direct retailing and marketing of women’s fashion apparel to consumers through presentations and demonstrations; and

(f)	direct retailing and marketing of women’s fashion apparel to consumers by phone, over web conferencing call or through other multimedia telecommunication tools.

Party A Directors means those Directors nominated by Party A pursuant to Clause 9.2 or, in the case of a Subsidiary of the Company, a director on the board of directors of such Subsidiary nominated or appointed by Party A pursuant to Clause 9.23;

Party B Directors means those Directors nominated by Party B pursuant to Clauses 9.2 or, in the case of a Subsidiary of the Company, a director on the board of directors of such Subsidiary nominated or appointed by Party B pursuant to Clause 9.23;

PRC means the People’s Republic of China, which for the purpose of this Agreement only, does not include the Hong Kong Special Administrative Region, the Macau Special Administrative Region and the territory of Taiwan;

PRC GAAP means the PRC Generally Accepted Accounting Principles;

Regulatory Approvals means all applicable approvals, permissions, authorisations, consents, and notifications from any Governmental Authority;

Remuneration Committee has the meaning set out in Clause 9.17;

Right of Pre-Emption has the meaning set out in Clause 17.9;

RMB means Renminbi, the lawful currency of the PRC;

Seller has the meaning set out in Clause 17.7;

Senior Management Personnel means the CEO, General Manager and CFO of the Company Group and/or any of the Company Group Members;

Share Subscription Date means five (5) Business Days after Party A or Party B gives the other notice that the Conditions Precedent have been satisfied or waived, as the case may be.

Shareholders means the shareholders of the Company from time to time;

Shareholders Loan Agreement means the loan agreement between Party A and the Company, the agreed form of which is set out in Schedule 1.

Shareholders Matters means those matters set out in Clause 10.5;

Shareholders Meeting has the meaning given in Clause 10.1;

Share(s) means ordinary shares in the share capital of the Company;

Subsidiaries means in respect of any person, an Undertaking over which such Person has Control;

Tag Along has the meaning set out in Clause 17.13;

Tag Along Notice has the meaning set out in Clause 17.13;

Tax, Taxes or Taxation means all applicable tax or taxes (including, but not limited to, any income tax, capital gains tax, value added tax, sales tax, or business tax, stamp or other duty, impost, charge, deduction, penalty or withholding levied or assessed) and includes any interest;

Third Party Purchaser has the meaning set out in Clause 17.7;

Trademark Assignment Agreement means the Trademark Assignment Agreement to be entered into between the Parties under which Party B (or its relevant Affiliate) will assign the exclusive and perpetual ownership rights of the “Rampage” brand in the Greater China Area to the Company, the agreed form of which is set out in Schedule 2;

Trademarks has the meaning given to it under the Trademark Assignment Agreement;

Transaction Documents means this Agreement, Memorandum and Articles of Association, the Shareholders Loan Agreement and the Trademark Assignment Agreement;

Transfer Notice has the meaning set out in Clause 17.7;

Transfer Shares has the meaning set out in Clause 17.7;

Undertaking means a body corporate or partnership or an unincorporated association carrying on trade or a business with or without a view to profit. In relation to an undertaking which is not a company, expressions in this Agreement appropriate to companies are to be construed as references to the corresponding persons, officers, documents or organs (as the case may be) appropriate to undertakings of that description;

US$, USD or US Dollars means the United States Dollar, the lawful currency of the United States of America.

Interpretation

1.2 The headings in this Agreement are inserted for ease of reference only and do not affect its construction or interpretation.

1.3 In this Agreement:

(a)	words denoting the singular shall include the plural and vice versa;

(b)	words denoting one gender shall include each gender and all genders;

(c)	references to persons shall be deemed to include references to natural persons, firms, partnerships, bodies corporate, associations, organisations and trusts (in each case whether or not having separate legal personality), but references to individuals shall be deemed to be references to natural persons only;

(d)	references to any law or statutory provision (including the listing rules of any stock exchange) is a reference to it as it may have been, or may from time to time be, amended, modified, consolidated or re-enacted;

(e)	references to clauses and schedules are references to clauses and schedules of this Agreement;

(f)	references to the Parties include their respective successors in title, permitted assignees, estates and legal personal representatives; and

(g)	where the word including is used it shall be deemed to read “including without limitation”.

2.	PURPOSE OF THE COMPANY

2.1 The business of the Company Group shall be the provision of consulting, advertising, events, research and information services for retail businesses in the PRC, as well as the wholesale and retail (through stores, online commerce and mail orders) of fashion apparel in the Greater China Area, and to engage in such other businesses or activities or make such other investments as may be approved by the Board from time to time in accordance with this Agreement and the Memorandum and Articles of Association. The Company Group shall operate based on sound commercial principles in order to maximise its profit.

2.2 Any change to the business of the Company Group as set out in clause 2.1 shall be approved by the Shareholders’ Meeting pursuant to clause 10.5(f) and by the relevant Governmental Authorities if required under the laws of the relevant jurisdictions.

3.	INCORPORATION OF THE COMPANY, THE HK SUBSIDIARY AND THE OPERATING ENTITIES

3.1 The Parties shall within fifteen (15) Business Days after the date of this Agreement apply to the relevant Governmental Authorities for the incorporation of the Company as a limited liability company for the purpose of and in accordance with this Agreement.

3.2 The Shareholders shall as soon as practicable after the incorporation of the Company procure that the Company applies to the relevant Governmental Authorities and obtain all necessary approvals for the establishment of the HK Subsidiary and the Operating Entities. All costs in connection with the establishment of the said entities shall be borne by the Company, and the Company shall reimburse each Party in full for all reasonable and proper costs incurred on behalf of the Company in connection with the foregoing.

4.	SHARE SUBSCRIPTION

Subscription and Consideration

4.1 The authorised share capital of the Company upon its incorporation is US$100,000 at par value of US$0.01 per share divisible into 10,000,000 Shares. Each Share carries one vote.

4.2 Subject to all of the Conditions Precedent set out in clause 5 having been fulfilled or waived (as the case may be) in accordance with the terms hereof, Party A hereby agrees to subscribe for 4,000,000 Shares constituting eighty percent (80%) of the issued share capital of the Company (Party A Subscription Shares) for a total subscription price of US$100,000 (Party A Subscription Consideration).

4.3 On the Share Subscription Date, Party A shall pay to the Company the Party A Subscription Consideration and the Company shall allot and issue to Party A the Party A Subscription Shares, free from all Encumbrances of any nature whatsoever, together with all rights which at the time of issuance are, and at any time hereafter may become, attached to them.

4.4 Subject to all of the Conditions Precedent set out in clause 5 having been fulfilled or waived (as the case may be) in accordance with the terms hereof, Party B hereby agrees to subscribe for 1,000,000 Shares constituting twenty percent (20%) of the issued share capital of the Company (Party B Subscription Shares) by way of assigning and/or licensing or procuring the assignment and/or licensing of all its rights, titles and interests in and to the Trademarks to the Company in accordance with the Trademark Assignment Agreement (Party B Subscription Consideration).

4.5 On or prior to the Share Subscription Date, Party B shall deliver the Party B Subscription Consideration and upon receiving the same the Company shall allot and issue to Party B the Party B Subscription Shares, free from all Encumbrances of any nature whatsoever, together with all rights which at the time of issuance are, and at any time hereafter may become, attached to them.

Interim License; Partial Redemption Right

4.6 Notwithstanding any other clauses in the Agreement, prior to the completion of the registration in the name of the Company of the Trademarks in each relevant jurisdiction, Party B shall, pursuant to the Trademark Assignment Agreement, provide the Company with or procure the provision to the Company of, an exclusive, irrevocable and royalty-free license (including the right to sub-license) to use the Trademarks in such jurisdiction in accordance with the terms of the Trademark Assignment Agreement. The Parties will use their best efforts to effect registration of the Trademarks in the name of the Company as soon as practicable. If the assignment of the Trademarks to the Company pursuant to the Trademark Assignment Agreement in the Hong Kong Special Administrative Region in respect of such class or classes or goods that constituted a substantial portion of the Company’s business cannot be completed and the Company’s right to use the Trademark in the Hong Kong Special Administrative Region in respect of such class or classes or goods that constituted a substantial portion of the Company’s business pursuant to the license granted or procured by Party B has been materially deprived or impaired for whatever reason (in each case except where the inability to assign or the deprivation or impairment of use of the Trademark was due to reasons attributable to the Company, including where the Company had failed to take such action as reasonable and necessary to protect or maintain the registration of the Trademark in the Hong Kong Special Administrative Region), the Company has the right to redeem from Party B such number of Shares equal to one percent (1%) of the issued share capital of the Company at a consideration of one (1) US Dollar by giving Party B a written notice.

5.	CONDITIONS PRECEDENT

The obligation of the Founding Shareholders to make their respective contributions to the share capital of the Company is subject to the following conditions precedent (the Conditions Precedent) being fulfilled (or waived) to the reasonable satisfaction of the Parties:

(a)	the Company has obtained all necessary corporate and governmental approvals in the relevant jurisdictions, including the PRC, for the establishment and acquisition of the relevant Equity Securities in the HK Subsidiary and the establishment and acquisition of the relevant Equity Securities in the first Operating Entity in the PRC;

(b)	the parties to the Shareholders Loan Agreement and Trademark Assignment Agreement have duly executed such agreements and are in material compliance with the terms of such agreements;

(c)	Party B has provided evidence reasonably satisfactory to Party A of Party B (or its relevant Affiliate’s) right to transfer ownership of the Trademarks in each of the relevant jurisdictions in the Greater China Area, and has completed all preparation procedures and submitted all necessary applications for the assignment of the Trademarks to the Company in each of the said jurisdictions, and Party A is reasonably satisfied that there is no material hindrance to the Company’s right to use the Trademarks or receive the assignment of the Trademarks in each of the relevant jurisdictions in accordance with the terms of the Trademark Assignment Agreement; and

(d)	there has not been an occurrence of a Material Adverse Change.

6.	COMPLETION

6.1 Completion of the share subscription contemplated in clause 4 (Completion) shall take place at 11 am at the Shanghai office of Freshfields Bruckhaus Deringer (or at such other place and time as may be agreed in writing between the Parties) on the Share Subscription Date or on such other date as may be agreed in writing between the Founding Shareholders (the Completion Date).

6.2 At Completion:

(a)	Party A shall pay the Party A Subscription Consideration to the Company by wire transfer to such bank account(s) as may be notified by the Company in writing to Party A no later than five (5) Business Days prior to the Completion Date; and

(b)	Party A and Party B shall deliver the executed Trademark Assignment Agreement;

(c)	Party A and the Company shall deliver the executed Shareholders Loan Agreement.

(d)	the Founding Shareholders (to the extent it is a Shareholder of the Company) and the Company shall effect the following:

(i)	the appointment of the Directors nominated by Party A and Party B in accordance with Clause 9.2;

(ii)	the execution of all documents for the purpose of the issuance and allotment of the Party A Subscription Shares and Party B Subscription Shares to Party A and Party B respectively in accordance with Clauses 4.3 to 4.5 (including all the necessary corporate approvals in respect of the foregoing);

(iii)	the adoption of the Memorandum and Articles of Association of the Company;

(iv)	subject to Clauses 4.3 and 4.5, the entry of the name of Party A and Party B in the Company’s share register and the issue of a share certificate in the name of each of Party A and Party B (including all the necessary corporate approvals in respect of the foregoing); and

(v)	the adoption of the Business Plan and Budget; and

(e)	the Company shall deliver to Party A and Party B certified true copies of the Shareholder and Board resolutions passed in relation to the matters set out in Clause 6.2(d) above.

7.	COMPANY’S OBLIGATIONS

Notwithstanding any other provisions of this Agreement, as long as Party B remains a Shareholder, the Company shall not (either directly or indirectly through its subsidiaries), without the prior written consent of Party B, and any such consent shall not be unreasonably withheld, take any actions which would:

(a)	result in the liquidation, dissolution or winding up of the Company, or sale, transfer, exchange, license, sublicense, pledge or other disposal or encumbrance of a substantial portion of the Company’s assets, whether tangible or intangible. For the purpose of this Clause, ‘substantial’ means any asset (i) with a value in excess of US$5,000,000 or (ii) relating to any of the Company’s ownership of, or rights with respect to, any of the Trademarks;

(b)	result in the Company providing any loan, guarantee or debt issuance in excess of US$1,000,000 in aggregate within twelve (12) consecutive months to any third parties;

(c)	result in the Company entering into a material related transaction with Party A or any of its Affiliates either outside of the Company’s ordinary course of business or not on commercial arm’s-length terms;

(d)	engage the Company in a merger with or an acquisition by another company resulting in the Founding Shareholders individually or collectively owning not more than 50% of the total Equity Securities of the ultimate holding entity resulting from the merger or acquisition;

(e)	change the number of members on the Board

(f)	substantially alter the business activities then being conducted by the Company; or

(g)	appoint an independent auditor other than one of the four auditors specified in clause 13.5.

8.	SHAREHOLDERS’ OBLIGATIONS

8.1 Each Shareholder must:

(a)	comply with this Agreement;

(b)	exercise its voting rights and other rights as a Shareholder (as far as it can by exercising those rights) to give full effect to this Agreement (including the objectives in clause 2) and the rights and obligations of the Parties under this Agreement; and

(c)	ensure any Director appointed by it from time to time (subject to the Director’s fiduciary duties to the Company) exercises his voting rights and other powers (as far as they can by exercising those rights and powers) to give full effect to this Agreement (including the objectives in clause 2 ) and the rights and obligations of the Parties under this Agreement.

8.2 If:

(a)	Party A has not provided to the Company pursuant to Shareholders Loan Agreement the shareholder loan totalling in aggregate US$10,000,000 by the fifth anniversary of the date of this Agreement; or

(b)	the Company has not achieved an annual gross revenue (as such term is defined in the Business Plan and Budget) of RMB400,000,000 by the fifth anniversary of the date of this Agreement,

Party B shall have the right, subject to applicable Laws, to require that the Company assign the Trademarks in respect of each of the relevant jurisdictions back to Party B or its relevant Affiliate at the consideration of One (1) US Dollar. Upon the exercise of such right by Party B, Party B shall cease to be a Shareholder and the Company shall immediately redeem all of the Shares then held by Party B at the consideration of One (1) US Dollar, and such Shares upon redemption shall be immediately cancelled.

9.	DIRECTORS AND MANAGEMENT

Establishment and composition of the Board

9.1 The Board shall be responsible for the overall direction, supervision and management of the Company.

9.2 The Board shall comprise five (5) Directors, and:

(a)	Party A shall be entitled to nominate, appoint and maintain in office four (4) Directors; and

(b)	Party B shall be entitled to nominate, appoint and maintain in office one (1) Director.

9.3 The Chairman shall be nominated by Party A and appointed by the Board.

Appointment, replacement and removal of Directors

9.4 Either Party A or Party B may appoint, replace or remove a Director nominated by it at its discretion at any time by notice to the Company signed by it or on its behalf. The appointment, replacement or removal shall take effect when the notice is delivered to the Company, unless the notice indicates otherwise. Party A and Party B shall exercise their respective voting rights in the Company to ensure that the Board is constituted by persons nominated and appointed in the manner set out in this Agreement. For the avoidance of doubt, unless otherwise agreed between Party A and Party B, the appointment, replacement and removal of any Party A Director shall reside only with Party A and the appointment, replacement and removal of any Party B Director shall reside only with Party B.

9.5 If a seat on the Board is vacated by the retirement, resignation, illness, disability or death of a Director, the Party which originally appointed that Director may appoint a successor to serve that Director’s remaining term.

Quorum

9.6 The quorum for transacting business at any Board meeting shall be two Directors present or by telephone conference or by proxy throughout the meeting when the relevant business is transacted. A Director shall be regarded as present for the purpose of a quorum if represented by an alternate Director in accordance with the Memorandum and Articles of Association. However, if proper notice to convene a Board meeting has been given and if the required number of Directors fail to attend the meeting by themselves or by proxy or by telephone conference, and therefore a quorum is not present in accordance with the preceding sentence, such Board meeting shall be adjourned and reconvened at the same location and time occurring fifteen (15) Business Days after the original Board meeting was noticed or to such other day, time or such other place as the Directors may determine, and if at the reconvened meeting a quorum is not present within an hour from the time appointed for the meeting then the Director present shall constitute a quorum.

9.7 A Director may attend a Board meeting in person, by telephone conference or designate another person by proxy. Such designation shall be in writing, shall be signed by the Director, and shall identify the meeting or meetings at which the person may act as a proxy and any instructions that may be applicable to the proxy. A Director may appoint another Director as his proxy. A person acting as a proxy may do so for more than one Director.

Convening Directors’ meetings

9.8 The Chairman, or in his absence or failure to act, a Director nominated by the Chairman, shall send written notice at least fifteen (15) Business Days prior to any Board meeting stating the specific agenda, time and place of the meeting to all Directors. Such notice may be waived by the unanimous consent of all Directors attending the meeting in person or by proxy, or in emergency situations which an immediate decision by the Board is justified (in which event no less than five (5) Business Days notice shall be provided).

9.9 The regular meetings of the Board shall be held every three (3) months. Meetings of the Board shall be held at such location which would be reasonably convenient for all Directors to attend as specified by the Chairman or by teleconferencing facility. The Chairman shall propose an alternative location if two or more of the Directors object to the first location as specified by the Chairman. The Chairman shall be responsible for convening and presiding over the Board meetings, provided that where the Chairman is unable to perform his responsibilities for any reason, another Director shall act in his or her place.

Board voting

9.10 Subject to Clause 9.11, all Board matters shall be decided by the Board and through the approval of a majority of Directors appointed to the Board at the relevant time and present at a duly constituted Board meeting.

Board Reserved Matters

9.11 The Parties shall use their respective powers to ensure, so far as they are legally able, that no action or activity falling into the scope of any of the Board Reserved Matters in respect of the Company is taken (whether by the Board, the Company, any Company Group Member, or any of the officers or managers within the Company Group) unless such matter has been approved by at least two-thirds or more of the Board at a duly constituted Board meeting. In respect of the Company, the Board Reserved Matters are:

(a)	appointment and removal of persons to the positions of Senior Management Personnel and determination of their remuneration;

(b)	borrowing or raising money in excess of the amount set out in the Business Plan and Budget by 10% or more;

(c)	approval of and/or subsequent amendment to the Business Plan and Budget;

(d)	incurring any capital expenditure in respect of any item or project in excess of the amount set out in the Business Plan and Budget;

(e)	acquiring or disposing of (whether in a single transaction or series of transactions) any business (or any material part of any business) or any shares in any company or any other external investment, or incurring any capital expenditures, where the value of the acquisition, disposal, investment or capital expenditure exceeds the amount set out in the Business Plan and Budget;

(f)	the issue of any Equity Securities or any Convertible Equity Securities;

(g)	the approval of and any amendments to the signing authorities for payments by the Company;

(h)	major decisions relating to the conduct (including the settlement) of legal proceedings where there is a potential liability or claim of more than US$ 1,000,000 to which the Company is a party;

(i)	any transaction with any Founding Shareholder or its Affiliate which is either (i) outside the ordinary course of business, or (ii) not on commercial arm’s length terms;

(j)	creating any Encumbrance in respect of all or any material part of the Company’s undertaking, property or assets;

(k)	lending money to any third party or the giving of guarantees in respect of any third party obligations;

(l)	adopting (or varying) the Company’s material policies in respect of employees’ remuneration, employment terms, incentive schemes and/or pension schemes of Company Group Members;

(m)	approving dividend distributions of the Subsidiaries of the Company;

(n)	recommending dividend distributions plan for the Company to the Shareholders; and

(o)	other matters as may be agreed by the Founding Shareholders.

Written Consent

9.12 In lieu of a meeting of the Board, the Board may adopt a written resolution. Such a resolution is adopted if it is sent to all members of the Board in advance and affirmatively signed by the number of Directors necessary to make such a decision under applicable Laws and as stipulated in Clauses 9.10 and 9.11. A written resolution may also be signed in counterparts by the requisite number of Directors and such counterparts shall constitute a duly adopted written resolution of the Board when taken together.

Minutes

9.13 Minutes of all Board meetings and written resolutions adopted in lieu of meetings shall be maintained in a minute book at the legal address of the Company. Minutes and written resolutions shall be prepared and signed in English. The Chairman may also invite to a meeting up to two (2) other guests, including legal counsel and outside experts, as he considers appropriate.

9.14 Minutes of each Board meeting shall be distributed to all the Directors as soon as possible, but in any event not later than thirty (30) days after the meeting. Any Director who wishes to include any amendment or addition thereto shall submit the same in writing to the Chairman within two weeks after receipt of the proposed minutes. The minutes shall be finalised by the Chairman not later than sixty (60) days after the relevant meeting and signed by the relevant Directors.

9.15 The content and the minutes of the Board meetings are confidential and no Party or Director is entitled to disclose them to any third party unless such disclosure is required pursuant to applicable Laws or regulations.

Committees

9.16 Party A Directors (provided that Party A is registered as a Shareholder legally holding Shares in the Company and is entitled to appoint Directors under Clause 9.2 at the relevant time) shall be entitled to be members of each of the committees of the Board. The committees shall be operated in the same manner as are set out in Clauses 9.3, 9.4, 9.5, 9.6, 9.7, 9.8, 9.10, 9.12, 9.13, 9.14 and 9.15 in respect of the Board. The liabilities and remuneration of the Directors in respect of the committees shall be the same as those set out in Clauses 9.20 and 9.22, respectively, in respect of the Board.

Compensation Committee

9.17 The Founding Shareholders shall procure that there shall be a standing committee of the Board called the Compensation Committee which shall comprise such Directors as agreed by the Founding Shareholders (the Compensation Committee) and that the Compensation Committee may, subject to the provisions of Clause 9.11 (without prejudice to the overriding powers and authority of the Board), draw up in advance all changes in employee remuneration and incentives including the emoluments of Senior Management Personnel and personnel holding similar positions of the other Company Group Members (including, without limitation, salary reviews and the setting of bonus levels and performance targets) other than introduction or amendment of incentives/incentive schemes and any employee share based remuneration schemes to Senior Management Personnel or personnel holding similar positions in other Company Group Members.

Audit Committee

9.18 The Founding Shareholders shall procure that there shall be a standing committee of the Board called the audit committee (the Audit Committee) which shall comprise such Directors as agreed by the Founding Shareholders and shall include a Director appointed by Party B (provided that Party B is registered as a Shareholder legally holding Shares in the Company and is entitled to appoint Directors under Clause 9.2 at the relevant time) and that the Audit Committee may (without prejudice to the overriding powers and authority of the Board):

(a)	review the financial statements of each Company Group Member and the consolidated financial statements of the Company Group before publication and, as necessary, take advice to be assured that the principles and policies adopted comply with statutory requirements and with the best practices in accounting standards;

(b)	consult with the external auditors (and, if any, internal auditors) regarding the extent of their work;

(c)	seek to satisfy itself that the internal control and compliance environment within the Company Group is adequate and effective; and

(d)	recommend to the Board the appointment and level of remuneration of the external auditors.

9.19 The Audit Committee may retain one or more independent advisers of suitable standing to advise the Audit Committee and attend its meetings where necessary.

Personal liability of Directors

9.20 A Director, including the Chairman shall not be personally liable for action he or she undertakes on behalf of the Company within the scope of authority of this Agreement, the Memorandum and Articles of Association or any Board resolutions unless his or her action:

(a)	is outside the scope of the approval or authorisation given to him or her by this Agreement, the Memorandum and Articles of Association or any Board resolution;

(b)	is in breach of relevant Laws or regulations;

(c)	constitutes wilful misconduct or gross negligence.

Any Director, including the Chairman acting in violation of this Agreement, the Memorandum and Articles of Association or any Board resolutions shall indemnify and hold the Company harmless against all losses caused to or liabilities and expenses incurred by the Company as the result of the action of that Director.

9.21 The Company shall, to the extent permitted by Law, purchase and maintain suitable directors’ indemnity insurance policies in respect of each Director providing the level of coverage determined by the Board or indemnify any Director for damages or losses incurred in good faith by such Director in the performance of his or her duties.

Remuneration of the Directors

9.22 The Company shall not pay any fee, remuneration or subsidy to any Director for attendance at a Board meeting. The Company may reimburse a Director for reasonable expenses incurred in respect of travelling, accommodations and other living expenses to attend Board meetings if the Board agrees to do so.

Subsidiaries of the Company

9.23 The Founding Shareholders shall procure that, subject to applicable Laws and regulations in the jurisdiction in which the relevant Subsidiary is incorporated:

(a)	the directors of the board and board committees of each of the Subsidiaries of the Company shall be appointed in the same manner and in the same proportions as are set out in Clauses 9.2, 9.3, 9.4 and 9.5 in respect of the Board;

(b)	the board meetings of each of the Subsidiaries of the Company shall be conducted in the same manner as are set out in Clauses 9.6 to 9.15 in respect of the Board;

(c)	the approval of board matters by the board of each of the Subsidiaries of the Company shall be required in the same manner as is set out in Clauses 9.10, and 9.11 and 9.12 in respect of the Board;

(d)	the standing committees of the board of directors of each of the Subsidiaries of the Company shall be formed in the same manner as is set out in Clauses 9.16, 9.17 and 9.18 in respect of the Board;

(e)	the liabilities of the directors of the board of each of the Subsidiaries of the Company shall be the same as those set out in Clause 9.20 in respect of the Board; and

(f)	the remuneration of the directors of the board of each of the Subsidiaries of the Company shall be the same as that set out in Clause 9.22 in respect of the Board.

10.	SHAREHOLDERS MEETINGS

Convene of meeting

10.1 Either Party A or Party B or the Board may call a meeting of the Founding Shareholders (the Shareholders Meeting). A Shareholders Meeting shall be called by at least 10 clear Business Days’ notice but it may be called by shorter notice in emergency situations which an immediate decision by the Founding Shareholders is justified (in which event no less than 5 Business Days notice shall be provided).

10.2 Shareholders Meetings shall be held at such location as would be reasonably convenient for the authorised representatives of all Founding Shareholders to attend as specified by the Chairman. The Chairman shall propose an alternative location if a Founding Shareholder objects to the first location as specified by the Chairman. The Chairman shall be responsible for convening and presiding over the Shareholders Meetings, provided that where the Chairman is unable to perform his responsibilities for any reason, another Director shall act in his or her place.

Quorum

10.3 Only legally registered shareholders of the Company at the relevant time may attend and participate in Shareholders Meetings. The quorum for transacting business at any Shareholders Meeting shall require shareholders holding at least 66.6% or more of the voting rights in the Company being present in person or by proxy throughout the meeting when the relevant business is transacted.

Shareholders matters

10.4 Subject to any rights or restrictions attached to any Shares, on a show of hands every Founding Shareholder, which is present by a duly authorised representative, shall have one vote and on a poll every Founding Shareholder shall have one vote for every Share of which it is the holder.

10.5 The following matters (the Shareholders Matters) shall be decided on a vote conducted by poll by the Founding Shareholders only through the approval of at least 66.6% or more of the voting rights in the Company before they are taken:

(a)	amendment of the Memorandum or Articles of Association of the Company;

(b)	termination or dissolution of the Company;

(c)	increase or decrease of the authorised share capital of the Company;

(d)	merger of the Company with or the acquisition by the company of another entity or separation of the Company into different entities;

(e)	effect a sale of all or substantially all of the Shares on issue;

(f)	change in nature or the primary business of the Company;

(g)	declaration or payment of any dividend (whether final or interim) or other distribution not in line with the Company’s dividend policy;

(h)	approval of the Company’s statutory accounts and/or any change in the principal accounting policies;

(i)	appointment or removal of the Company’s auditors;

(j)	formation of partnerships, joint ventures, strategic alliances or introduction of strategic investors;

(k)	an Initial Public Offering of the Company; and

(l)	other matters as may be agreed by the Founding Shareholders.

Written Consent

10.6 In lieu of a Shareholders Meeting, the Founding Shareholders may adopt a written resolution. Such a resolution is adopted if it is sent to all Founding Shareholders in advance and affirmatively signed by the Founding Shareholders holding the number of votes necessary to make such a decision under applicable Laws and as stipulated in Clause 10.5. A written resolution may also be signed in counterparts by the requisite number of Founding Shareholders and such counterparts shall constitute a duly adopted written resolution of the Founding Shareholders when taken together.

Minutes

10.7 Minutes of all Shareholders Meetings and written resolutions adopted in lieu of meetings shall be maintained in a minute book at the legal address of the Company. Minutes and written resolutions shall be prepared and signed in English.

Subsidiaries of the Company

10.8 The Founding Shareholders shall procure that subject to applicable Laws and regulations in the jurisdiction in which the relevant Subsidiary is incorporated:

(a)	the shareholders meetings of each Subsidiary of the Company shall be conducted in the same manner as is set out in Clauses 10.1, 10.2 and 10.3 in respect of the Company; and

(b)	the approval of shareholders matters by the shareholders of each Subsidiary of the Company shall be required in the same manner as is set out in Clauses 10.4, 10.5 and 10.6 in respect of the Company.

11.	MANAGEMENT ORGANISATION OF THE OPERATING ENTITIES

Management Organisation

11.1 The Company shall procure that each of the Operating Entities maintains a management system under which a General Manager shall be responsible for its day-to-day management and operations, and shall report directly to the CEO. The General Manager of each Operating Entity shall be nominated by Party A and appointed by the board of the Operating Entity.

11.2 The Company shall procure that the Company Group maintains the appointment of a CFO who shall be responsible for overseeing the financial affairs of the Company Group, and shall report directly to the CEO. The CFO shall promptly respond and provide any information as reasonably requested by the Audit Committee of the Company.

11.3 The Company shall procure that the Company Group maintains the appointment of a CEO, who shall be responsible for the overall management and operations of the Company Group and shall report directly to the Board and carry out resolutions of the Board. The CEO may delegate his responsibilities in relation to an Operating Entity to the General Manager of such Operating Entity provided that the General Manager acts in accordance with and within the scope of the CEO’s instructions.

Appointment and Removal of Senior Management Personnel

11.4 Each Senior Management Personnel of each of the Company Group shall be appointed for a term of three (3) years or such other term as the board of the relevant Company Group Member considers appropriate, and may serve consecutive terms upon reappointment by the board. The Senior Management Personnel of a Company Group Member may only be removed by a resolution of the Board or the board of that Company Group Member, in which case a successor shall be nominated and appointed in the same manner as the original appointee.

Responsibilities and Powers of the General Manager

11.5 The Parties acknowledge that the General Manager of each Operating Entity shall be directly responsible to the CEO and shall carry out all resolutions of the board of that Operating Entity and in particular shall organise and manage the Operating Entity’s day-to-day operations.

Responsibilities and Powers of the CEO

11.6 The Parties acknowledge that in addition to Clause 11.3:

(a)	the CEO shall have the authority to appoint and dismiss all subordinate personnel of each Company Group Member other than the Senior Management Personnel, to sign commercial contracts on behalf of each Company Group Member within the limits of his authority as provided in the articles of association of such Company Group Member, and such other powers as may be authorised by the board of the Company Group Member or as set out in the articles of association of the Company Group Member;

(b)	the CEO’s responsibilities shall include the preparation and submission to the board of each Company Group Member of the Business Plan and Budget in accordance with Clause 12 which will be passed onto the Company, operational reports and financial statements, and other matters as provided in the articles of association of such Company Group Member; and

(c)	within the limits of his powers and responsibilities as defined by the board of each Company Group Member and the articles of association of such Company Group Member, the CEO may freely delegate any matters to the General Manager and other personnel from time to time.

11.7 The Company shall ensure that the General Manager, the CEO or CFO will not be liable to the Company Group Member at which he serves (and such Company Group Member shall indemnify each of them for any liabilities incurred in the course of its operation) for any acts performed in their official capacity, except for acts which constitute intentional misconduct, gross negligence, a serious breach or neglect of duty, or personal violations of criminal laws.

11.8 No Concurrent Posts

The Company shall procure that:

(a)	no Senior Management Personnel is employed concurrently by any other person provided that any such personnel who is seconded to a Company Group Member by a Party or its Affiliate may concurrently be an employee of such Party or its relevant Affiliate;

(b)	no Senior Management Personnel is engaged or employed in any business which could be or become directly or indirectly in competition with the Company Group; and

(c)	the board of each of Company Group Member shall have the authority to dismiss at any time any Senior Management Personnel serving at that Company Group Member in the event it determines that such person has engaged in fraud, corruption, criminal activities or serious breach or neglect of duty.

11.9 Employees of the Operating Entities

The Company shall ensure that:

(a)	other than employees seconded to a Company Group Member by a Founding Shareholder, the Company shall procure that each Company Group Member recruits its employees in the open market, on the basis of relevant qualifications and skills;

(b)	provisions relating to the employment, dismissal, resignation, remuneration, welfare, benefits, rewards, discipline, punishments and labour insurance of the employees of each Company Group Member shall be specified in labour contracts to be entered into between such Company Group Member and each individual employee. The form of the labour contract shall be agreed by the Founding Shareholders and approved by the board of the relevant Company Group Member and, to the extent required under applicable Laws, filed with the relevant local labour authority;

(c)	each of the Company Group Members shall comply with all applicable Laws and regulations concerning occupational health and safety for its employees.

12.	BUSINESS PLAN AND BUDGET

The CEO and CFO shall draw up the draft Business Plan and Budget. The Company shall procure that the Business Plan and Budget for the next Financial Year be submitted to the Board for examination and approval prior to 31 October of each Financial Year and in addition to setting out details of the current situation of the Company Group and its business, it shall also include detailed plans and projections regarding:

(a)	estimated revenues, expenditures and profits of the Company Group;

(b)	staffing levels and plans for training personnel of the Company Group; and

(c)	planning assumptions for all of the above.

The Board shall complete its examination and approval of each Business Plan and Budget for the next Financial Year prior to 31 December of each year. The Company shall procure the CEO and the CFO to implement the Business Plan and Budget as approved by the Board.

13.	FINANCIAL AFFAIRS AND ACCOUNTING

Financial Year

13.1 The financial year of the Company shall be from 1 January to 31 December (the Financial Year). However the first financial year will begin on Completion Date and end either on 31 December of the same calendar year, or 31 December of the following calendar year as the Board may decide at its first meeting and subject to approval by the relevant authorities (if necessary).

Accounting Principles and System

13.2 The Company shall ensure that each Company Group Member keeps its accounts and prepare financial statements in accordance with IFRS, or, in the case of Company Group Members incorporated in the PRC, PRC GAAP. In addition, the Company shall keep consolidated accounts for the Company Group in accordance with IFRS.

13.3 The accounting system and procedures to be adopted by the Company shall be approved by the Board. The Company shall maintain complete and accurate financial and accounting books and records and provides periodic reporting of financial information which is in accordance with all relevant Laws and regulations and meets the requirements of the Founding Shareholders and the Board. The Company shall ensure that the other Company Group Members keep their respective accounting systems and procedures in accordance with the requirements under this Clause 13.3.

13.4 USD shall be used as the units of account by the Company in its financial accounts or in the case of any Company Group Member incorporated in the PRC, RMB shall be used as the units of account in its financial accounts. All financial statements and reports of the Company Group shall be written in English (and in Chinese in the case of Company Group Members incorporated in the PRC). Upon any Founding Shareholder’s reasonable request, the accounting documents of the Company Group Members incorporated in the PRC shall be translated into English at the cost of the relevant Company Group Member.

Independent Auditor

13.5 One of Pricewaterhousecoopers, Ernst & Young, Deloitte Touche Tohmatsu and KPMG shall be engaged by the Company as its auditor (the “Independent Auditor”), to examine and verify the annual financial statements of the Company Group. The auditor shall be appointed by the Founding Shareholders in accordance with Clause 10.5(i) for two (2) years or such other term as it considers desirable, and may be replaced by the Shareholders at any time.

13.6 The Company shall procure that the auditor of each Operating Entity be appointed in the same manner as set out in Clause 13.5.

13.7 A Founding Shareholder may, at its own expense, appoint another accountant to audit the accounts of the Company on its behalf. Reasonable cooperation and access to the accounting books and records shall be given to such accountant and such accountant shall maintain the confidentiality of all information disclosed during the course of this audit (except for disclosure to the relevant party and its Affiliates).

Company Financial Statements

13.8 Within 30 days following the end of each fiscal quarter for the Company, the CEO shall submit to the Board an operating report for the Company Group for such fiscal quarter for review.

13.9 Within 120 days following the end of each Financial Year, the CEO shall submit to the Board audited financial statements for the Company Group for such Financial Year (including audited balance sheet, profit and loss statement, cash flow statement, foreign exchange balance and a profit distribution plan) together with the audit report of the Independent Auditor.

13.10 The Board shall review the audited financial statements and audit report of the Company Group and approve the same in accordance with this Agreement.

Bank Accounts

13.11 The Company shall ensure that the Operating Entities shall hold RMB and foreign exchange account(s) with any reputable financial institutions within and outside the PRC approved by the Board as it considers necessary, subject to its operational needs and relevant PRC Laws and regulations.

Contributions to the Statutory Funds

13.12 The Company shall procure that after the end of each Financial Year of each Company Group Member, the board of such Company Group Member having reviewed and approved its audited annual financial statements, the board shall determine the proportion of the Company Group Member’s after-tax profit to be allocated to each of the statutory funds in accordance with applicable Laws and regulations, or to be otherwise retained in the Company Group Member to meet its anticipated requirements for investment in maintenance, acquisition of new technologies or equipment, and future growth and expansion.

Taxes

13.13 The Company shall ensure that each Company Group Member shall carry on its business at all times in compliance with all applicable Laws, including without limitation all Laws relating to Tax.

13.14 Each Party agrees to co-operate, and ensure that its Affiliates co-operate, to such extent as may be reasonably requested in connection with the making of any returns, claims or elections for Tax purposes:

(a)	by any other Party in relation to the Tax affairs of it or any of its Affiliates for any period ending before the date of this Agreement; and

(b)	by the Company (or any other Group Member) in relation to the Tax affairs of the Company Group.

Profit Distribution

13.15 The Company shall ensure that after paying all Taxes in accordance with applicable Laws and making contributions to the statutory funds, the remaining earnings of each Company Group Member shall be available for distribution to the Company, and subsequently to the Founding Shareholders. The CEO and CFO shall on a semi-annual basis recommend a dividend distribution plan for each Company Group Member within the three (3) months following the end of each half of its financial year of such Company Group Member for consideration and approval which shall involve the payment in full as dividends of all funds available for distribution to the extent permitted by applicable Laws and regulations, and subject to any consent of lenders (if required). The Company shall ensure that none of the Company Group Members shall distribute any profits or dividends unless the losses of previous Financial Year(s) have been fully made up. The remaining undistributed profits or dividends from previous Financial Years may be distributed together with that of the current year and the board of the each Company Group Member may authorise the payment of distributions from undistributed profits from previous years at any time. The payment of distributions from the Company Group Members to the Company shall be made in USD.

13.16 Distributions of the Company shall be paid to the Founding Shareholders based on the number of Shares held by each Founding Shareholder at the time of the distribution.

Foreign Exchange Requirements

13.17 The Company shall procure that each Company Group Member incorporated in the PRC carries out all foreign exchange matters in accordance with all relevant Laws and regulations.

14.	INFORMATION AND REPORTING

14.1 A Founding Shareholder may examine the books, records and accounts to be kept by the Company and each Company Group Member. A Founding Shareholder shall be entitled to receive any information held by the Company and each Company Group Member which such Founding Shareholder reasonably requires to keep it properly informed about the business and affairs of the Group and generally to protect its interests as a Founding Shareholder in such form as it determines.

14.2 Without prejudice to the generality of Clause 14.1, the Company shall, and shall procure that each Company Group Member shall, supply each Founding Shareholder and/or its Directors with:

(a)

unaudited financial statements of the Company Group at the quarterly Board meetings of the Company. If the Board meeting is not held within 30 days of the end of a calendar quarter then the Company or a Company Group Member shall in any event provide the unaudited quarterly financial statements to each Party on the 30th day after the end of the calendar quarter;

(b)	annual audited financial statements under IFRS or PRC GAAP (where relevant), including cash flow statements as soon as they are available and no later than 120 days after the end of the relevant fiscal year;

(c)	a copy of monthly management accounts of each division of the Company Group and MIS Reports;

(d)	written details (including the Board’s reasonable estimate of potential liability thereunder) of any litigation or arbitration commenced or threatened against any Company Group Member which, if successful, would be likely to have a material adverse effect on the Company Group as soon as practicable after such litigation is threatened or commenced; and

(e)	such additional information as may be reasonably requested by each Founding Shareholder.

14.3 If the Company fails to provide any information required by Clause 14.2 within the specified period, each Founding Shareholder shall be entitled to request the auditor of the Company, or in the absence of their agreement within seven (7) days, to appoint another firm of accountants, to prepare such information at the Company’s expense and the Company agrees to provide (or to procure the provision of) all information required by the auditors or accountants, as the case may be, for such purpose.

14.4 Each Founding Shareholder shall be entitled to request information, records, statements and reports relating to the financial affairs of the Company Group from the CFO and CEO subject to reasonable notice of not less than five (5) Business Days, and the CFO and CEO, as the case may be, shall promptly provide such information requested (if readily available) and in any event within five (5) Business Days of the request. Where the requested information is not readily available, the CFO and CEO, as the case may be, shall use his or her best endeavours to provide such information as soon as practicable.

14.5 Each Founding Shareholder shall be entitled to make, to the Board, reasonable requests of site visits of the Company’s and the Company Group Member’s usual place of business between the hours 9am to 5pm on a Business Day and the Board shall not unreasonably decline such requests.

15.	TERMS OF COMPANY GROUP MEMBERS

The Founding Shareholders agree that at least six (6) months prior to the expiration of the term of any Company Group Member, the Founding Shareholders shall negotiate in good faith and discuss whether the term of such Company Group Member shall be extended. In the event that the Founding Shareholders agree to extend the term of such Company Group Member, the Company shall procure that the term of such Company Group Member be extended accordingly.

16.	CONFIDENTIALITY

16.1 From time to time prior to and during the term of this Agreement, a Party may receive, from the other Parties or their Affiliates, confidential, secret or proprietary data or information including without limitation such information relating to the contents of this Agreement or any dispute hereunder, the Company and the Company Group Members, its business operations, or relating to the other Parties or their Affiliates (in each case, the Confidential Information). Subject to the exceptions set out in Clause 16.2, each party shall, throughout the period referred to in Clause 16.5:

(a)	maintain the confidentiality of the Confidential Information;

(b)	not disclose any Confidential Information to any third party; and

(c)	not use any Confidential Information for any purpose other than the implementation of this Agreement and of the Company’s business operations.

16.2 The provisions of Clause 16.1 shall not apply to:

(a)	the disclosure of information to a Party’s Affiliate or to its professional advisors where the disclosure is for a purpose reasonably incidental to this Agreement;

(b)	information independently developed by the receiving party other than on the basis of Confidential Information, or acquired from a third party with a right to disclose the same;

(c)	information which is or becomes public knowledge otherwise than through the receiving party’s breach of this Agreement;

(d)	the disclosure of information (i) required by any Law, regulation, stock exchange rules, or binding judgment, order, or requirement of any court, regulator or other Governmental Authority; or (ii) to any Tax authority to the extent reasonably required for the purposes of the Tax affairs of the relevant party or its Affiliate; or

(e)	the disclosure of information by Party A to a third party where this is necessary for the Initial Public Offering and required in connection with the public listing of Party A on a qualified stock exchange provided that Party B has been consulted and has given its consent (which shall not be unreasonably withheld) in advance with regard to such disclosure and its contents.

Public Communications

16.3 No formal public announcement or press release in connection with the signature or subject matter of this Agreement shall (subject to Clause 16.4) be made or issued by or on behalf of a Party or the Subsidiaries of such Party without the prior written approval of the other Parties (such approval not to be unreasonably withheld or delayed).

16.4 If any Party has an obligation to make or issue any announcement or for disclosure or filing purposes required by Law (including listing rules of a stock exchange) or by any stock exchange or by any governmental authority, the relevant Party shall inform the other Parties or give the other Parties a reasonable opportunity to comment on any announcement or release before it is made or issued (provided that this shall not have the effect of preventing the Party from disclosing or filing this Agreement or making the announcement or release from complying with its legal and/or stock exchange obligations).

Term of Confidentiality Obligations

16.5 The obligations of each Party under this Clause 16 shall remain in effect throughout the term of the Agreement and for two (2) years thereafter. These obligations shall not be affected by any transfer of such Party’s Shares in the Company.

17.	TRANSFER OF INTEREST

Limitations on Transfer

17.1 No Founding Shareholder shall sell, give, assign, hypothecate, grant a security interest in or otherwise dispose of, or suffer to exist (whether by operation of law or otherwise) any Encumbrances on, any Shares or any right, title or interest therein or thereto for a period of three (3) years commencing from the date of this Agreement.

17.2 Notwithstanding anything to the contrary in any other clause of this Agreement, under no circumstances may a Shareholder transfer any of its Shares to a Competitor.

Anti Dilution

17.3 Except in connection with an Initial Public Offering, in the event that the Company issues any Shares, other Equity Securities or Convertible Equity Securities (a Dilution Instrument) at any time in one transaction or a series of related transactions, then Party B shall be entitled to participate as purchaser, in such issue on the terms that:

(a)	in the case where the Company issues any Shares or other Equity Securities, Party B’s subscription price for each Share or such other Equity Security shall be the lesser of the total par value of the Shares or other Equity Securities so subscribed and US$1.00. In the event that the total par value of such Shares or other Equity Securities exceeds US$1.00 (Excess Consideration), the Excess Consideration shall be borne by the Company using funds in the share premium reserve of the Company; and

(b)	in the case where the Company issues Convertible Equity Securities, the consideration payable by Party B per each Convertible Equity Security shall be equal to the lesser of the total par value of such number of Shares into which such Convertible Equity Security may be converted or US$1.00, to the extent required to enable Party B to maintain its shareholding at twenty percent (20%) of the issued share capital of the Company on a Fully Diluted Basis.

17.4 The Company agrees and undertakes that it shall not, and the Shareholders shall procure that the Company shall not, issue any Dilution Instrument in contravention of the provisions of this clause 17.3.

Transfer to Affiliates

17.5 Notwithstanding Clause 17.1, Party A and Party B may freely transfer all or part of its Shares to one of its Affiliates provided that (i) the transferee agrees in writing to be bound by the terms and conditions of this Agreement and the Transaction Documents and (ii) the transferor shall remain liable for any breaches of this Agreement by the transferee. A Party wishing to exercise such a right to transfer to its Affiliates shall give written notice to the Board and the other Parties of the assignment, specifying the name, legal address and legal representative (if applicable) of the Affiliate and providing documentary evidence reasonably satisfactory to the other Parties that the proposed transferee is its Affiliate. The Parties shall do all things necessary to give effect to this clause.

17.6 If a Shareholder undertakes a transfer to an Affiliate of the Shareholder under clause 17.3 and as a result of any event, the Affiliate is or will be no longer an Affiliate of the Shareholder, the Affiliate must immediately take all actions necessary to transfer all of the Shares then held by the Affiliate to the Shareholder or another Affiliate of the Shareholder in accordance with this Agreement. The rights attaching to each Share held by the Affiliate are suspended until the Share has been transferred under this clause.

Pre-emptive Right

17.7 Subject to Clauses 17.1 and 17.2, in the event that Party B intends to transfer any of its Shares, it shall not do so unless it (the Seller) first gives to the other Shareholder(s) (the Continuing Party) notice (a Transfer Notice) setting out the number of Shares proposed to be transferred (the Transfer Shares) and details of the identity of the third party purchaser (the Third Party Purchaser) and other terms and conditions of the transfer (including the transfer price).

17.8 The Right of Pre-emption shall not apply to any transfers permitted under Clause 17.5.

17.9 In the case where there are:

(a)	only two (2) Shareholders, the Continuing Party shall have the right to buy all (but not less than all) of the Transfer Shares at the price and under other terms set out in the Transfer Notice; and

(b)	more than two (2) Shareholders, each Continuing Party may buy a number of the Transfer Shares calculated in accordance with the following formula:

N =  A x B

        C - D

where

N =	the number of Transfer Shares the Continuing Party may buy.

A =	the total number of Transfer Shares.

B =	the number of Shares held by the Continuing Party, calculated on the basis and assumption that all Convertible Equity Securities held by that Continuing Party on the date of the Transfer Notice have been converted into Shares.

C =	the total number of issued Shares held by all Shareholders on the date of the Transfer Notice, calculated on the basis and assumption that all Convertible Equity Securities held by Shareholders have been converted into Shares.

D =	the number of Shares held by the Seller, including the Transfer Shares, calculated on the basis and assumption that all Convertible Equity Securities held by the Seller have been converted into Shares.

(in either case, the Right of Pre-emption).

17.10 The Continuing Party may exercise the Right of Pre-emption by giving notice in writing to Seller within twenty (20) Business Days after the date of the Transfer Notice (the Acceptance Period).

17.11 If the Continuing Party exercises the Right of Pre-emption to purchase the Transfer Shares, then completion of the transfer of the Transfer Shares shall take place within twenty (20) Business Days (or such other reasonable time as may be agreed between the Parties) after the expiry of the Acceptance Period.

17.12 If the Continuing Party does not exercise its Right of Pre-emption under paragraph 17.10 within the Acceptance Period, the Seller may transfer the Transfer Shares on a bona fide arm’s length sale to the Third Party Purchaser at a price not lower and under conditions not more favourable than those specified in the Transfer Notice and provided that the transfer is completed within ninety (90) days after the date of the Transfer Notice provided that the Third Party Purchaser agrees in writing to be bound by the terms and conditions of this Agreement and the Transaction Documents.

Tag Along

17.13 Each Continuing Party (the Tag Along Party) may within ten (10) Business Days after the date of the Transfer Notice give notice (Tag Along Notice) to the Seller its wish to sell on the terms (including price) in the Transfer Notice a percentage of its Shares equal to the percentage of the Seller’s total shareholding of the Company the Transfer Shares represent. The Tag Along Notice shall be irrevocable and unconditional (except for any conditions which apply to the proposed transfer of the Transfer Shares).

17.14 If one or more Tag Along Notices are served in accordance with clause 17.13, the Seller shall procure that the sale of Shares specified in the Tag Along Notice(s) be completed at the same time and on the same terms as the sale of the Transfer Shares.

Trade Sale and Drag Along

17.15 If Party A (including an Affiliate of Party A) receives an offer from a bona fide third party buyer (Offeror) of all of the Shares on issue (Share Capital), it may give each other Shareholder notice (Offer Notice) setting out the purchase price for the Share Capital, the identity of the Offeror and any other terms and conditions of the offer, on behalf of the Offeror.

17.16 If the Shareholders decide, in accordance with clause 10.5(e), to accept the offer contained in the Offer Notice, those Shareholders voting in favour of the offer may instruct the Company to give each other Shareholder notice (Drag Along Notice) stating the decision of those Shareholders and requiring each other Shareholder to sell all their Shares to the Offeror on the terms contained in the Offer Notice at the same time as the Shareholders accepting the offer sell all of their Shares to the Offeror.

17.17 If the Shareholders decide, in accordance with clause 10.5(e), to accept the offer in the Offer Notice, a Shareholder may not serve a Transfer Notice under clause 17.7.

17.18 The proceeds from a sale contemplated in clause 17.15 (Trade Sale Proceeds) shall be distributed to the Shareholders in accordance with the following steps:

(a)	the Trade Sale Proceeds shall be first applied such that Party A shall be repaid of its paid-up capital being US$100,000 and any outstanding loan (including the outstanding principal amount and any accrued interest) owing to it pursuant to the Shareholder Loan Agreement; and

(b)	the remaining Trade Sale Proceeds (if any) shall be distributed between the Shareholders based on their respective holdings of the Share Capital.

18.	INITIAL PUBLIC OFFERING

18.1 If the Company completes an Initial Public Offering, Party A shall have the priority to be repaid of any outstanding loan (including the outstanding principal amount and any accrued interest) owing to it pursuant to the Shareholder Loan Agreement by the proceeds raised through such an Initial Public Offering.

18.2 Other than the standard share sale restrictions imposed by the Initial Public Offering underwriters and the restrictions set out in the relevant rules and regulations and/or imposed by the relevant security commissions and applicable to Party B, the Company will not impose any additional share sale restrictions on Party B.

18.3 Notwithstanding clause 18.2, if additional share sale restrictions are imposed on Party B, Party B shall have the first right of sale of its Equity Interests in the Company at or after the Initial Public Offering in priority over any other Shareholders.

19.	PARTY B PUT OPTIONS

Change of Control

19.1 In this clause 19, the words “Change of Control” means, in relation to a Shareholder, the person who Controls the Shareholder at the date when the person first becomes a Shareholder subsequently stops having Control.

19.2 If there is a Change of Control in Party A, Party A shall immediately give notice to the Company and Party B of the Change of Control and Party B shall have the right, at its option, to require by written notice (Put Option Notice) Party A to purchase all of the Shares then held by Party B at a price per Share that is determined by a mutually appointed independent valuer.

19.3 Completion of the transfer of Shares pursuant to clause 19.2 shall occur at a time and place reasonably acceptable to the Parties as promptly as practicable (which shall be no later than 15 days after the date of the Put Option Notice). At such closing, Party A shall deliver to Party B the purchase price for the relevant Shares in the same form (cash, stock or any combination thereof) as the consideration the shareholder(s) of Party A subsequent to the Change of Control paid to the shareholder(s) of Party A prior to the Change of Control, and Party B shall deliver to Party A the relevant Shares free and clear of all Encumbrances and all other documents and instruments of transfer required to effect the sale of the relevant Shares.

Initial Public Offering

19.4 If Party A (or any Affiliate of Party A that Controls Party A or, directly or indirectly through its subsidiaries, accedes to all or substantially all of Party A’s business or acquires a majority of the Shares held by Party A and its Affiliates collectively) completes an initial public offering on a recognized stock exchange, Party B shall have the right, at its option, to require by written notice Party A (IPO Put Option Notice) to purchase any or all of the Shares then held by Party B at a price per Share that is calculated based on the then 100% equity value of the Company (Valuation), which shall for the purpose of this clause 19.4, be calculated in accordance with the following formula:

Valuation = P/E multiple x NI

P/E multiple = P divided by E multiplied by 0.75.

P = the total market capitalization of Party A (or its relevant Affiliate) based on the average closing price for its shares on the principal exchange on which they are traded for the 20 Business Days immediately prior to the delivery of the written notice by Party B.

E = the net income of Party A (or its relevant Affiliate) for the most recent full financial year ended prior to the date of the IPO Put Option Notice based on its audited annual financial accounts for such financial year.

NI = net income of the Company for the most recent full financial year ended prior to the date of the IPO Put Option Notice based on its audited annual financial accounts for such financial year.

19.5 Completion of the transfer of Shares pursuant to clause 19.4 shall occur at a time and place reasonably acceptable to the Parties as promptly as practicable (which shall be no later than 15 days of the date of the IPO Put Option Notice). At such closing, Party A shall deliver to Party B the purchase price for the relevant Shares in immediately available funds or immediately marketable shares of Party A, or any combination thereof, and Party B shall deliver to Party A the relevant Shares free and clear of all Encumbrances and all other documents and instruments of transfer required to effect the sale of the relevant Shares.

20.	LIABILITY FOR BREACH OF THE AGREEMENT

20.1 If a Party fails to perform any of its material obligations under this Agreement, then that Party has breached this Agreement. In this case, the non-defaulting Parties may give the Party in breach a written notice that it is in breach of this Agreement and should remedy such breach within thirty (30) days from the date of the notice. If the breach has not been remedied within such 30-day period, any non-defaulting Party has the right to issue a Termination Notice.

20.2 In case of a breach under this Agreement, the Party in breach shall be liable to compensate the non-defaulting Parties for all Losses incurred as a result of the breach. The termination rights set out in Clause 22.1 (if applicable) are in addition to the other remedies available to a non-defaulting Party under this Agreement. Termination of this Agreement in the exercise of such rights shall not relieve any Party from obligations accrued to the date of termination, or relieve a Party in breach from liability for damages.

20.3 Waiver by any Party of one or more defaults shall not deprive such Party of the right to terminate this Agreement and/or claim damages in respect of any subsequent default or Losses incurred therefrom.

21.	TERMINATION

21.1 Subject to Clause 21.2, this Agreement terminates automatically if: (a) all the Parties agree; (b) the Company is liquidated, wound up or dissolved; (c) if Shares offered in an Initial Public Offering are fully subscribed and/or sold; (d) an agreement to sell the entire issued Share capital of the Company is completed; or (e) either Party A or Party B commits a material breach of this Agreement (or in the case of Party B, a material breach of the Trademark Assignment Agreement), and such breach remains uncured for a period of thirty (30) days or more from the date on which the non-breaching Party delivers a notice of breach to the breaching Party. In addition, this Agreement may be terminated by any Party if Completion has not occurred by 30 September, 2009 (or such later date as may be agreed in writing by the Parties), provided that the failure of Completion to occur by such date is not due to the breach by such Party of any of its representations, warranties, covenants or obligations under this Agreement.

21.2 This Agreement terminates automatically for a Shareholder, if it (or its successors or permitted assigns) ceases holding, directly or indirectly, any Shares. At that time the Shareholder has no further rights or obligations under this Agreement (except under Clause 16).

21.3 In the event the assignment of the Trademarks to the Company in the territory of the PRC in respect of such class or classes or goods that constituted a substantial portion of the Company’s business pursuant to the Trademark Assignment Agreement cannot be completed and the Company’s right to use the Trademark in the PRC in respect of such class or classes or goods that constituted a substantial portion of the Company’s business pursuant to the license granted or procured by Party B has been materially deprived or impaired for whatever reason (in each case except where the inability to assign or the deprivation or impairment of use of the Trademark was due to reasons attributable to the Company, including where the Company had failed to take such action as reasonable and necessary to protect or maintain the registration of the Trademark in the PRC), Party A shall have the right to immediately terminate this Agreement by written notice to Party B, and upon such termination the Company shall be entitled to immediately redeem all of the remaining Shares then held by Party B at the consideration of One (1) US Dollar, and such Shares upon redemption shall be immediately cancelled.

21.4 Termination of this Agreement is without prejudice to any accrued rights and liabilities of the Parties.

22.	INDEMNITY

22.1 Without prejudice to any other remedies available to Party A under this Agreement or any other Transaction Documents, Party B shall indemnify, defend and hold harmless Party A and the Company from and against any and all Losses resulting from or arising out of any breach by Party B of any covenant or obligation of this Agreement or the Trademark Assignment Agreement. In connection with the obligation of Party B to indemnify for expenses as set forth above, Party B shall, upon presentation of appropriate invoices containing reasonable detail, reimburse Party A and the Company for all expenses as they are incurred by Party A or the Company.

22.2 Without prejudice to any other remedies available to Party B under this Agreement or any other Transaction Documents, Party A shall indemnify, defend and hold harmless Party B from and against any and all Losses resulting from or arising out of any breach by Party A of any covenant or obligation of this Agreement. In connection with the obligation of Party A to indemnify for expenses as set forth above, Party A shall, upon presentation of appropriate invoices containing reasonable detail, reimburse Party B for all expenses as they are incurred by Party B.

23.	LIQUIDATION AND DISSOLUTION

23.1 Upon the liquidation or the expiration of term of the Company, subject to applicable Laws, Party B shall be entitled to exercise Clause 10.2 of the Trademark Assignment Agreement and purchase the ownership of the Trademarks from the Company at a purchasing price of one (1) US Dollar.

23.2 Upon the expiration of the term of any Company Group Member, or a resolution of the board of any Company Group Member to dissolve such Company Group Member, liquidation of such Company Group Member shall be handled in accordance with all relevant Laws.

24.	INSURANCE

The Company shall at its own cost and expense procure and maintain full and adequate insurance coverage in a manner prudent and advisable for the Company. The Company shall procure that each Company Group Members at its own cost and expense and all times, procure and maintain full and adequate insurance coverage in a manner prudent and advisable for the relevant entity. The types of insurance (which shall include product liability insurance and other policies that are relevant for the operation of a business of a similar type) and the value, duration and denomination of the currency of the premiums and insurance proceeds shall be determined by (a) the Board (in relation to the Company) and (b) the board of the relevant Company Group Member based upon the recommendations of the CEO and CFO based on the practices of similar businesses in other countries and taking into account the actual circumstances in the jurisdiction where such Company Group Member is located.

25.	FUTURE SUBSIDIARIES

If the Company at any time establishes any further Subsidiaries (other than the existing Company Group Members as of the date of this Agreement), the provisions of this Agreement shall apply mutatis mutandis to such Subsidiaries, unless otherwise agreed in writing between the Parties.

26.	SPECIFIC PERFORMANCE

The Parties agree and acknowledge that a Party with rights under this Agreement may be irreparably harmed by any breach of its terms and that damages alone may not necessarily be an adequate remedy. Accordingly, a Party bringing a claim under this Agreement will be entitled to the remedies of injunction, specific performance and other equitable relief, or any combination of these remedies, for any threatened or actual breach of its terms, and no proof of special damages will be necessary to enforce this Agreement.

27.	RELATIONSHIP BETWEEN THE PARTIES

27.1 Nothing in this Agreement (or any of the arrangements contemplated by it) is or shall be deemed to constitute a partnership between the Parties nor, except as may be expressly set out in it, constitute any Party the agent of any of the others for any purpose.

27.2 Unless otherwise provided in this Agreement or where the Parties otherwise agree in writing, none of them shall:

(a)	enter into any contracts or commitments with third parties as agent for any Company Group Member or for any other party; or

(b)	describe itself as such an agent or in any way hold itself out as being such an agent.

28.	DISPUTE RESOLUTION

28.1 If any dispute between the Parties arises in connection with this Agreement, they shall use all reasonable endeavours to resolve the matter amicably. If a Party gives the other a notice that a material dispute has arisen and the Parties are unable to resolve the dispute within thirty (30) days of service of the notice, then the dispute shall be referred to arbitration in accordance with Clause 28.2.

28.2 All disputes, controversies or claims arising out of or in connection with this Agreement, including the breach, termination or invalidity of it, shall be referred to and finally settled by arbitration. The appointing authority shall be the Hong Kong International Arbitration Centre and the arbitration proceeding shall be conducted based on the UNCITRAL Arbitration Rules (the Rules). The arbitration shall be conducted by three arbitrators appointed in accordance with the Rules. The place of the arbitration shall be Hong Kong. The language of the arbitration shall be English.

28.3 The arbitral award shall be final and binding on the Parties and shall be enforced in accordance with its terms. The arbitral award may be enforced by any Party by application to any court having jurisdiction. To the extent permitted by applicable Law, the parties hereby waive all rights to set aside or resist enforcement of such an award. The costs of the arbitration shall be borne by the losing Party or otherwise as determined in the arbitral award.

29.	FURTHER ASSURANCES

So far as it is legally able, each Party agrees with each of the others to perform all further acts, execute and deliver such further documents, as may be required by Law or as may be necessary or reasonably required by the Parties to implement and give effect to this Agreement and the transactions contemplated herein, to ensure that the provisions of this Agreement are completely and punctually observed and performed and generally that full effect is given to the principles set out in this Agreement.

30.	ASSIGNMENT

No Party shall assign, transfer, charge or otherwise deal with all or any of its rights and/or obligations under this Agreement nor grant, declare, create or dispose of any right or interest in it, or sub-contract the performance of any of its obligations under this Agreement in whole or in part without the consent of the other Party.

31.	CONFLICT

21.1 If the provisions of this Agreement conflicts with the Memorandum and Articles of Association, the constitutional documents of any Company Group Member or any agreements or understanding among the Parties, the provisions of this Agreement shall prevail as among the Parties. Further, the Parties shall:

(a)	exercise all voting and other rights and powers available to them to give effect to the provisions of this Agreement; and

(b)	(if necessary) ensure that any required amendment is made to the Memorandum and Articles of Association and/or constitutional document of any other Company Group Member.

32.	WAIVER OF RIGHTS

No waiver by a Party of a failure by any other Party to perform any provision of this Agreement shall operate or be construed as a waiver in respect of any other failure whether of a like or different character.

33.	AMENDMENTS

This Agreement may only be amended with the written consent of all the Parties.

34.	INVALIDITY

If any provision of this Agreement is or is held to be invalid or unenforceable, then so far as it is invalid or unenforceable it has no effect and is deemed not to be included in this Agreement. This shall not invalidate any of the remaining provisions of this Agreement. The Parties shall use all reasonable endeavours to replace any invalid or unenforceable provision by a valid provision the effect of which is as close as possible to the intended effect of the invalid or unenforceable provision.

35.	COSTS

35.1 The Company shall bear all reasonable legal costs, charges and expenses (including any Taxes) incurred in connection with negotiating, preparing and implementing this Agreement and the transactions contemplated hereunder (Costs).

35.2 If this Agreement is terminated prior to the incorporation of the Company, each Party shall pay its own Costs.

36.	ENTIRE AGREEMENT

36.1 This Agreement and the Transaction Documents set out the entire agreement and understanding between the Parties with respect to the subject matter herein and therein.

36.2 No Party has relied or has been induced to enter into this Agreement in reliance on any representation, warranty or undertaking which is not expressly set out or referred to in this Agreement or the Transaction Documents.

36.3 No provision of this Agreement or Transaction Documents excludes liability for fraud including, without limitation, fraudulent misrepresentation.

37.	EFFECTIVENESS

This Agreement shall take effect between the Founding Shareholders upon each of them executing this Agreement. Each Founding Shareholder shall use its best endeavour to procure that the Company executes a counterpart of this Agreement immediately after the incorporation of the Company and in any event prior to the Share Subscription Date, and this Agreement shall take effect between the Company and each of the Founding Shareholders upon the Company’s executing such counterpart.

38.	NOTICES

38.1 Any notice or other formal communication to be given under this Agreement shall be in writing and signed by or on behalf of the Party giving it. It shall be:

(a)	sent by fax to the relevant number set out in Clause 38.2; or

(b)	delivered by hand or sent by registered post to the relevant address in Clause 38.2.

In each case it shall be marked for the attention of the relevant Party set out in Clause 38.2 (or as otherwise notified from time to time under this Agreement). Any notice given by hand delivery, fax or post shall be deemed to have been duly given:

(a)	in the case of delivery by hand, when delivered;

(b)	in the case of fax, at the time of transmission; and

(c)	in the case of registered post, on the fifth Business Day following the date of posting;

in each case, unless there is evidence that it was received earlier than this and provided that, where (in the case of delivery by hand or by fax) the delivery or transmission occurs after 6 p.m. on a Business Day or on a day which is not a Business Day, service shall be deemed to occur at 9 a.m. on the next following Business Day. References to time in this Clause are to local time in the country of the addressee.

38.2 The addresses and fax numbers of the Parties for the purpose of Clause 38.1 are:

Party A

Address: Room 2808, Plaza 66, Tower 2, 1366 Nanjing West Road, Jing An District, Shanghai, PRC

Fax No: +86-21-62884350

For the attention of: Mr. Kelvin Yu

Party B

Address: c/o Novel Secretaries Ltd., 12/F., Novel Industrial Building, 850-870 Lai Chi Kok Road, Cheung Sha Wan, Kowloon, Hong Kong

Fax No: +852-2310-1841

For the attention of: Mr. Oliver Chu

With a copy to:

Address: c/o SHL Investment Group (USA), Inc., 11 West 42nd Street, 21st Floor, New York, NY 10036

Fax No: +1-646-354-4842

For the attention of: Mr. Gary Sheff

The Company

Address:

Fax No:

For the attention of:

38.3 All notices or formal communications under or in connection with this Agreement shall be in the English language or, if in any other language, accompanied by a translation into English. In the event of any conflict between the English text and the text in any other language, the English text shall prevail.

39.	COUNTERPARTS

This Agreement may be executed in any number of counterparts and by the Parties to it on separate counterparts, each of which shall be an original but all of which together shall constitute one and the same instrument. For the purpose of exchanging signatures, facsimile or other form of electronic transmissions shall be deemed valid provided that the original signatures are exchanged via postal deliveries within a reasonable period of time after the initial exchange by facsimile or electronic transmission.

40.	GOVERNING LAW

This Agreement shall be governed by and construed in accordance with the Laws of Hong Kong.

41.	FORCE MAJEURE

The performance by a Party shall be suspended when and to the extent that its performance under this Agreement is prevented, wholly or in part, by Force Majeure Event. The term “Force Majeure Event “ means any event or occurrence beyond the reasonable control of a Party that prevents in whole or in part the performance by such Party of any obligation or condition under this Agreement, including, but not limited to acts of God, strikes, lockouts or other industrial disturbances, government action, wars, riots, earthquakes, fires, storms, floods, or explosions. The occurrence of a Force Majeure Event to a Party shall be immediately notified to the other Parties and the performance of the relevant obligations shall be suspended until such time the Force Majeure Event or its effect ceases to exist.

SCHEDULE 1

AGREED FORM OF SHAREHOLDERS LOAN AGREEMENT

SCHEDULE 2

AGREED FORM OF TRADEMARK ASSIGNMENT AGREEMENT

IN WITNESS WHEREOF, this Agreement has been signed by the duly authorised representatives of the Parties on the date first written above.

SIGNED by Yu KENLING KELVIN	)
for and on behalf of	)
MECOX LANE LIMITED	)	/s/ Kelvin Kenling Yu
in the presence of:	)
Occupation:	)

SIGNED by MA Mang-Yin	)	For and on behalf of
for and on behalf of	)	Iconix China Limited
ICONIX CHINA LIMITED	)
in the presence of:	)	/s/ Mang-Yin Ma
Occupation:	)	Authorized Signature(s)

/s/ Siu-Fai Chu
Chu Siu-Fai

SIGNED by	)
for and on behalf of	)
RAMPAGE CHINA LIMITED	)
in the presence of:	)	/s/ Alfred Beichun Gu
Occupation:	)